As filed with the Securities and Exchange Commission on July 29, 2003
Registration Statement No. 333-_________

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

RAINBOW TECHNOLOGIES, INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	95-3745398
(State or Other Jurisdiction of	(I.R.S. Employer Identification
Incorporation)	Number)

Rainbow Technologies, Inc.
50 Technology Drive
Irvine, California 92618
(949) 450-7300
(Address, including zip code, and telephone number,
including area code, of Registrant’s principal executive offices)

Rainbow Technologies, Inc. 2003 Stock Option Plan
(Full title of plan)

Walter W. Straub
Chief Executive Officer
Rainbow Technologies, Inc.
50 Technology Drive
Irvine, California 92618
(949) 450-7300
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Copies to:

Stanley Moskowitz
Solomon Ward Seidenwurm & Smith LLP
401 “B” Street, Suite 1200
San Diego, CA 92101
(619) 238-4800

CALCULATION OF REGISTRATION FEE

Title of Each Class		Proposed Maximum	Proposed Maximum
of Securities to be	Amount to be	Offering Price Per	Aggregate Offering	Amount of
Registered	registered	Unit (2)	Price	Registration Fee

Common Stock, par value $0.001 per share	600,000 (1)	$7.50	$4,500,000	$364.05

(1)	This Registration Statement covers additional shares as may be required pursuant to the Stock Option Plan in the event of a stock dividend, stock split, recapitalization or other similar event.

(2)	This fee is based on the high and low sales prices on the Nasdaq National Market of the Common Stock of Rainbow Technologies, Inc. on July 24, 2003 pursuant to Rules 457(c) and (h) under the Securities Act of 1933, as amended, solely for purposes of determining the registration fee.

PART I — INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information.*

Item 2. Registrant information and Employee Plan Annual Information.*

*	Information required by Part I to be contained in the Section 10(a) prospectus is omitted from the Registration Statement in accordance with Rule 428 under the Securities Act of 1993, as amended (the “Securities Act”), and the Note to Part I of Form S-8.

PART II — INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

The following documents filed by the Registrant with the Securities and Exchange Commission (the “Commission”) are incorporated herein by reference:

     (a)  The Registrant’s latest annual report filed pursuant to Section 13(a) of the Securities Exchange Act of 1934 (the “Exchange Act”) on Form 10-K for the fiscal year ended December 31, 2002, filed on March 28, 2003.

     (b)  The Registrant’s latest quarterly report filed pursuant to Section 13 of the Exchange Act on Form 10-Q for the fiscal quarter ended March 31, 2003, filed on May 14, 2003.

     (c)  The description of the Common Stock set forth under the caption “Description of Capital Stock” in the Registrant’s registration statement on Form S-3, as amended, filed with the Commission on December 19, 1996, File No. 333-18285, together with any amendment or report filed with the Commission for the purpose of updating such description.

     All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all such securities offered hereby have been sold or which deregisters all securities then remaining to be sold shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents.

Item 4. Description of Securities

     Not applicable.

Item 5. Interests of Named Experts and Counsel

     Not applicable.

Item 6. Indemnification of Directors and Officers

     Section 145 of the Delaware General Corporation Law authorizes corporations organized thereunder, such as the Registrant, to indemnify directors and officers against liabilities which they may incur in their capacities as such, including judgments, fines, expenses and amounts paid in settlement of litigation. Said section provides that the indemnification authorized thereby is not exclusive of any other rights to which a director or officer may be entitled under any by-law, agreement, vote of shareholders or otherwise. The Registrant’s By-laws and Certificate of

Incorporation provide for indemnification of the Registrant’s directors and officers to the fullest extent permitted by law against any liabilities they may incur in their capacities as such.

     The Registrant also maintains a directors’ and officers’ liability insurance policy insuring directors and officers of the Registrant for covered losses as defined in the policy.

Item 7. Exemption from Registration Claimed

     Not applicable.

Item 8. Exhibits

     The exhibits included as part of this Registration Statement are as follows:

4	Rainbow Technologies, Inc. 2003 Stock Option Plan

5	Opinion of Solomon Ward Seidenwurm & Smith LLP

23.1	Consent of Independent Auditors

23.2	Consent of Solomon Ward Seidenwurm & Smith LLP (contained in Exhibit 5 hereto)

24	Power of Attorney (contained on signature page hereto)

Item 9. Undertakings

     The undersigned Registrant hereby undertakes:

     (1)  To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act; (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; provided, however, that (i) and (ii) do not apply if the information required to be included in a post-effective amendment thereby is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

     (2)  That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (4)  That, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under Item 6 above, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and the Option Committee has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Irvine, State of California, on the 29th day of July, 2003.

RAINBOW TECHNOLOGIES, INC.

By:	/s/ Walter W. Straub

Walter W. Straub, President, Chief Executive Officer and Chairman of the Board

     The Plan. Pursuant to the requirements of the Securities Act of 1933, the Members of the Stock Option committee have duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Irvine, State of California, on July 29, 2003.

RAINBOW TECHNOLOGIES, INC., 2003 NONSTATUTORY STOCK OPTION PLAN (the PLAN)

By:	/s/ Marvin Hoffman

Stock Option Committee Member and Director of the Board

By:	/s/ Richard P. Abraham

Stock Option Committee Member and Director of the Board

POWER OF ATTORNEY

     Each person whose signature appears below constitutes and appoints Walter W. Straub his/her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, severally, for him/her in his/her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he/she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

/s/ Walter W. Straub

Walter W. Straub	July 29, 2003
President, Chief Executive
Officer and Chairman of the Board

/s/ Frederick M. Haney	July 29, 2003

Frederick M. Haney, Director

/s/Patrick E. Fevery

Patrick E. Fevery,	July 29, 2003
Vice President and Chief
Financial Officer

/s/ Richard P. Abraham

Richard P. Abraham, Director	July 29, 2003

/s/Marvin Hoffman

Marvin Hoffman, Director	July 29, 2003

/s/Arthur L. Money

Arthur L. Money, Director	July 29, 2003

EXHIBIT INDEX

Exhibit
No.	Description

4	Rainbow Technologies, Inc. 2003 Stock Option Plan
5	Opinion of Solomon Ward Seidenwurm & Smith LLP
23.1	Consent of Independent Auditors
23.2	Consent of Solomon Ward Seidenwurm & Smith LLP (contained in Exhibit 5 hereto)
24	Power of Attorney (contained on signature page hereto)